EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

Colonial Bank, an Alabama Banking Corporation

The Colonial BancGroup Building Corporation, an Alabama Corporation

Colonial Capital II, a Delaware Business Trust

Colonial Brokerage, Inc., a Delaware Corporation

Great Florida Title, LLC, a Florida Limited Liability Company

Colonial Capital Trust III, a Delaware Business Trust

MBI Capital Trust I, a Delaware Business Trust

PBHC Financial Inc., a Florida Corporation

Colonial Crabapple, LLC, a Georgia Limited Liability Company (60% owned subsidiary)

CB Habersham, LLC, a Georgia Limited Liability Company (45% owned subsidiary)

CB Dogwood, LLC, a Georgia Limited Liability Company (45% owned subsidiary)

Proimage, Inc., a Georgia Corporation (33% owned subsidiary)